KOPP FUNDS, INC.
                      RULE 18f-3
            MULTIPLE CLASS PLAN, AS AMENDED

     Kopp Funds, Inc. (the "Company"), a registered investment company currently consisting of the Kopp
Emerging Growth Fund (the "Fund"), has elected to rely on Rule 18f-3 under the Investment Company Act of 1940, as amended (the "1940 Act"), in offering multiple classes of shares of the Fund. The Board of Directors of the Company has determined in accordance with Rule
18f-3(d) that the following plan (the "Plan") is in the best interests of each class individually and the Company as a whole:

     1.   Class Designation.  Fund shares will be
designated either Class A, Class C or Class I.

     2. Class Characteristics. Each class of shares will represent interests in the same portfolio of investments and will be identical in all respects to the other class, except as set forth below:

                    Class A:       Class A shares will
                    be sold subject to a maximum front-
                    end sales charge of 3.50%, subject
                    to certain exceptions as set forth
                    in the Fund's current prospectus.
                    Class A shares will also be subject
                    to a distribution plan adopted
                    pursuant to Rule 12b-1 under the
                    1940 Act which provides for an
                    annual distribution fee of up to
                    0.50% of the average daily net
                    assets of the Fund attributable to
                    Class A shares, computed on an
                    annual basis.  The distribution
                    plan fees for the Class A shares
                    will be used to pay the Fund's
                    distributor (i) a distribution fee
                    of up to 0.25% for the promotion
                    and distribution of Class A shares
                    and (ii) a shareholder servicing
                    fee of up to 0.25% for personal
                    service provided to Class A
                    shareholders.  A deferred sales
                    charge of 1.00% will be imposed on
                    redemptions of Class A shares which
                    were purchased without a sales
                    charge and redeemed within 24
                    months of purchase, subject to
                    certain exceptions as set forth in
                    the Fund's current prospectus.

                    Class C:       Class C shares will
                    be offered for sale at net asset
                    value per share without the
                    imposition of a sales charge.
                    However, Class C shares will be
                    subject to a distribution plan
                    adopted pursuant to Rule
                                   12b-1 under the 1940
                    Act which provides for an annual
                    distribution fee of up to 1.00% of
                    the average daily net assets of
                    Class C shares, computed on an
                    annual basis.  The distribution
                    plan fees for the Class C shares
                    will be used to pay the Fund's
                    distributor (i) a distribution fee
                    of up to 0.75% for the promotion
                    and distribution of Class C shares
                    and (ii) a shareholder servicing
                    fee of up to 0.25% for personal
                    service provided to Class C
                    shareholders.  A deferred sales
                    charge of 1.00% will be imposed on
                    redemptions of Class C shares
                    redeemed within 12 months of
                    purchase, subject to certain
                    exceptions as set forth in the
                    Fund's current Prospectus.
                    Class I:       Class I shares will
                    be offered for sale at net asset
                    value per share without the
                    imposition of a sales charge.
                    However, Class I shares will be
                    subject to a distribution plan
                    adopted pursuant to Rule 12b-1
                    under the 1940 Act which provides
                    for an annual distribution fee of
                    up to 0.50% of the average daily
                    net assets of Class I shares,
                    computed on an annual basis.  The
                    distribution plan fees for the
                    Class I shares will be used to pay
                    the Fund's distributor (i) a
                    distribution fee of up to 0.25% for
                    the promotion and distribution of
                    Class I shares and (ii) a
                    shareholder servicing fee of up to
                    0.25% for personal service provided
                    to Class I shareholders.  A
                    redemption fee of 1.00% will be
                    imposed on redemptions of Class I
                    shares made within 24 months of
                    purchase, subject to certain
                    exceptions as set forth in the
                    Fund's current prospectus.

     3. Expense Allocations. The following expenses will be allocated on a class-by-class basis, to the extent practicable: (i) fees under the distribution plan; (ii) printing and postage expenses related to preparing and distributing materials to existing shareholders of a particular class; (iii) Securities and Exchange Commission and blue sky fees incurred on behalf of the shareholders of a particular class; (iv) the expense of administrative personnel and services required to support the shareholders of a particular class; (v) accounting, auditor, litigation or other legal expenses relating solely to a particular class;
(vi) transfer agent fees identified by the transfer agent as being attributable to a particular class; and
(vii) expenses incurred in connection with shareholder meetings as a result of issues relating to a particular class. Income, realized and unrealized capital gains and losses, and expenses of the Fund not allocated to a particular class will be allocated on the basis of the net asset value of each class in relation to the net asset value of the Fund. Notwithstanding the foregoing, a service provider for the Fund may waive or reimburse the expenses of a specific class or classes to the extent permitted under Rule 18f-3 of the 1940
Act.

     4. Exchanges and Conversions. There are no conversion features associated with the Class A, Class
C or Class I shares; however, Class A and Class C shares may be exchanged for Class I shares at any time so long as the Class I minimum initial investment requirement is met.

     5. General. Each class will have exclusive voting rights with respect to any matter related solely to that class. Each class will have separate voting rights with respect to any matter in which the interests of one class differ from the interests of the other class. Each class will have in all other respects the same rights and obligations as each other class. On an ongoing basis, the Board of Directors will monitor the Plan for any material conflicts between the interests of the classes of shares. The
Board of Directors will take such action as is reasonably necessary to eliminate any conflict that develops. The Fund's investment adviser and distributor will be responsible for alerting the Board of Directors to any material conflicts that may arise.
Any material amendment to this Plan must be approved by a majority of the Board of Directors, including a majority of the directors who are not interested persons of the Company, as defined in the 1940 Act.
This Plan is qualified by and subject to the then current prospectus for the applicable class, which contains additional information about that class.